Exhibit 12

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                                       CENTRAL TRACTOR FARM & COUNTRY, INC.
                       SCHEDULE REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                  (in thousands)

                                                     Fiscal 1997
                                        ----------------------------------
                             Pro Forma  7 months ended     5 months ended         Fiscal      Fiscal
                               1997     November 1, 1997    March 26, 1997         1996        1995
                              ------    ----------------   ---------------        ------       -----

Income before income taxes   $ 6,778           3,422             (1,881)          14,994       13,905
                             =======         =======            =======          =======      =======



Fixed charges:
  Interest expense           $22,050          11,463              3,188            1,663        1,302
  Portion of rent expense
    representing interest      3,418           1,860                814            1,859        1,567
                             -------         -------            -------          -------      -------
  Total fixed charges        $25,468          13,323              4,002            3,522        2,869
                             =======         =======            =======          =======      =======

Earnings before income
  taxes and fixed charges    $32,246          16,745              2,121           18,516       16,774
                             =======         =======            =======          =======      =======

Ratio (deficiency) of
 earnings to fixed charges     1.3X            1.3X             $(1,881)           5.3X         5.8X
                             =======         =======            =======          =======      =======

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